Exhibit 99.1

May 3, 2016

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES FIRST QUARTER 2016 RESULTS

Earnings Improve and Margins Expand on Higher Revenues

Momentum Continues in Aggregates Shipments and Pricing

Birmingham, Alabama – May 3, 2016 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced results for the first quarter ending March 31, 2016.

The Company’s first quarter results reflect continued strong revenue growth and margin expansion. Total revenues grew 20 percent. Total gross profit more than doubled, with growth in all segments. First quarter Adjusted EBITDA was $156 million. Compared with the prior year’s first quarter, aggregates shipments rose 5.7 million tons, or 17 percent, and freight-adjusted aggregates pricing increased $1.08 per ton, or 9.5 percent.

For the trailing twelve months, Adjusted EBITDA of $914 million represents a 42 percent gain over the prior year period. Same-store aggregates shipments for this period grew 9 percent, and freight-adjusted pricing grew 8 percent. Incremental aggregates gross profit equaled 71 percent of incremental freight-adjusted revenues. Aggregates gross profit as a percentage of freight-adjusted revenues expanded to 38 percent from 31 percent.

Tom Hill, Chairman and Chief Executive Officer, said, “The recovery in construction activity continues across most of our markets and our strong first quarter volume growth – along with the growth we’ve seen over the past several quarters – reflects that sustained strengthening in demand. Several factors contributed to the above-trend volume growth seen in the first quarter, including relatively favorable weather conditions in certain of our markets, our customers’ success in winning and executing new project work, incremental improvements in public construction spending, and an additional shipping day in the quarter due to Leap Year.

Our local leadership teams continue to capitalize on the recovery in demand for our products, serving our customers well and doing so efficiently and safely. As a result of their efforts and our improving business fundamentals, we currently project full year adjusted EBITDA at or near the high-end of our guidance range and supported by 8 to 9 percent growth in full year aggregates shipments over 2015.”

May 3, 2016

FOR IMMEDIATE RELEASE

First Quarter Summary (compared with prior year’s first quarter)

●	Total revenues increased $123 million, or 20 percent, to $755 million
●	Gross profit increased $87 million, or 112 percent, to $165 million
●	Aggregates freight-adjusted revenues increased $107 million, or 28 percent, to $487 million
o	Shipments increased 17 percent, or 5.7 million tons, to 39 million tons
o	Freight-adjusted sales price increased 9.5 percent
o	Segment gross profit increased $81 million, or 119 percent, to $148 million
●	Asphalt, Concrete and Calcium segment gross profit improved $6 million, or 60 percent, collectively
●	SAG declined approximately 50 basis points as a percentage of total revenues
●	Adjusted EBIT was $86 million, an increase of $75 million
●	Adjusted EBITDA was $156 million, an increase of $78 million, or 100 percent
●	Earnings from continuing operations were $0.15 per diluted share versus a loss of $0.28 per diluted share in the first quarter of 2015
o	The current quarter’s earnings include $0.11 per diluted share for impairment of leased property and certain charges recorded in Other Operating Expense (detailed on page 4 of this release)
o	The prior year’s results include $0.12 per diluted share for net charges related to a debt purchase, gain on sale of assets, restructuring and business development costs
o	Adjusted for these items, earnings from continuing operations were $0.26 per diluted share in the first quarter of 2016 versus a loss of $0.16 per diluted share in the prior year

Trailing Twelve Months Summary (compared with the prior twelve month period)

●	Total revenues increased $495 million, or 16 percent, to $3.5 billion
●	Gross profit increased $313 million, or 50 percent, to $944 million
●	Aggregates freight-adjusted revenues increased $370 million, or 20 percent, to $2.2 billion
o	Total shipments increased 11 percent, or 17.7 million tons, to 184 million tons; same-store shipments increased 9 percent
o	Freight-adjusted sales price increased 8 percent
o	Segment gross profit increased $263 million, or 46 percent, to $836 million
●	Asphalt, Concrete and Calcium segment gross profit improved 86 percent, or $50 million, collectively
●	SAG declined as a percentage of total revenues by 60 basis points
●	Adjusted EBIT was $637 million, an increase of $271 million, or 74 percent
●	Adjusted EBITDA was $914 million, an increase of $272 million, or 42 percent
●	Earnings from continuing operations were $2.14 per diluted share versus $0.87 per share
o	These results include gains on sale of assets, as well as charges related to debt refinancing, impairment of leased property certain charges recorded in Other Operating Expense (noted above for first quarter 2016), business development activities, restructuring and certain income tax items
o	Excluding these items, earnings from continuing operations were $2.57 per diluted share versus $1.04 per diluted share

May 3, 2016

FOR IMMEDIATE RELEASE

Segment Results

Aggregates

The gradual recovery in construction activity and demand for aggregates continued across most of the Company’s footprint in the first quarter. On a same-store basis, most of the Company’s key states realized strong double-digit volume growth, aided by relatively favorable weather for construction as well as strong performance by our customers in winning and executing projects. In contrast, California shipments fell more than 10 percent from the prior year, and shipments in Texas grew only 2 percent. Wet weather negatively impacted shipments in both states. In addition, California experienced a slowdown in larger public construction activity, and Texas experienced softening demand in the Houston metro region.

For the twelve months ended March 31, same-store shipments rose 9 percent over the year-earlier period. This quarter was the eleventh consecutive quarter in which the rate of shipments, on a consecutive trailing twelve months basis, has increased. Despite these recent gains, demand for aggregates remains well below demographic-driven historical trend lines in the U.S. The passage of the FAST Act and key state-level transportation funding measures does not appear yet to have impacted construction activity significantly. The Company believes conditions remain in place for a sustained, multi-year recovery in demand for aggregates.

For the quarter, freight-adjusted average sales price for aggregates increased 9.5 percent, or $1.08 per ton, versus the prior year. On a trailing twelve months basis, pricing in all of the Company’s major markets has increased versus the prior year’s comparable period. The overall pricing climate remains favorable as construction materials producers remain focused on earning adequate returns on capital.

First quarter unit cost of sales in the Aggregates segment was lower than the prior year by approximately $0.68 per ton. Improved leverage of fixed costs with higher production, as well as lower average diesel costs, underpinned this improvement versus a weather-challenged comparison period. Repair and maintenance costs in the first quarter remained higher than the prior year period, consistent with the Company’s experience over the last few quarters. For the trailing twelve months, unit costs of sales, excluding the impact of lower diesel costs, was essentially flat. These results reflect the Company’s continued commitment to plant-level cost controls and operating disciplines.

Aggregates segment unit margins continued to expand faster than unit pricing. Gross profit per ton increased $1.76, or 87 percent, from the prior year. Cash gross profit per ton increased $1.57, or 43 percent, from the prior year. On a trailing twelve months basis, unit gross profit has increased 32 percent, while unit cash gross profit has increased 20 percent to $5.80 per ton. These results reflect the Company’s continued commitment to plant-level cost controls and operating disciplines.

For the quarter, aggregates gross profit flow-through rate was strong. Freight-adjusted revenues increased $107 million, while gross profit for the segment increased $81 million. On a same-store basis, incremental gross profit was 77 percent of incremental freight-adjusted revenues. Because quarterly results can be volatile due to seasonality and other factors, the Company encourages investors to also consider longer-term trends. On a trailing twelve months same-store basis, this flow-through rate was 71 percent and has consistently exceeded the Company’s stated goal of 60 percent in each of the quarters since volumes began to recover in the second half of 2013.

May 3, 2016

FOR IMMEDIATE RELEASE

Asphalt, Concrete and Calcium

In the first quarter, asphalt gross profit was $12 million versus $9 million in the prior year. This year-over-year improvement was due to solid sales and operating disciplines as well as effective materials margin management. On a total and same-store basis, volumes declined 4 percent due primarily to extremely wet weather in California in January and March of this year compared to an unseasonably mild first quarter last year.

Concrete gross profit improved $2.7 million from the prior year. On a same-store basis, sales volumes increased sharply versus the prior year due to strong shipment growth in Georgia, Texas and Virginia. Pricing and unit profitability also continued to improve.

In the first quarter, the Company’s Calcium segment reported gross profit of $0.6 million, a 13 percent improvement over the prior year.

Selling, Administrative and General (SAG), Asset Impairment, and Other Operating Expense

Selling, administrative and general (SAG) expenses increased $9.7 million versus the prior year but decreased approximately 50 basis points as a percentage of total revenues. The year-over-year increase results primarily from certain compensation-related charges during the first quarter of 2016 as a result of the significant improvement in both business performance and the Company’s stock price.

During the first quarter, the Company recognized approximately $22 million in charges not reflected in Adjusted EBITDA. Included in this amount is $9.6 million impairment relating to a leased property we no longer intend to develop (reference impairment of long-lived assets on the Consolidated Statements of Earnings). Also included are charges associated with office space no longer needed and vacated ($5.2 million), the write-off of a prepaid royalty asset resulting from a change in long-term mining plans ($3.6 million), a property litigation settlement ($1.9 million), and environmental liability accruals associated with previously divested properties ($1.2 million). These items drove the $10 million increase in Other Operating Expense over the prior year’s first quarter ($13.9 million vs. $3.9 million). A reconciliation of Net Earnings to EBITDA and Adjusted EBITDA can be found on Appendix 4 to the attached first quarter financial statements.

Credit Position and Capital Allocation

At the end of the first quarter, total debt outstanding was approximately $2 billion, including $235 million of floating-rate borrowings, and the ratio of total debt to trailing twelve months Adjusted EBITDA was 2.2 times. The quarter end cash balance was $192 million.

In March, the Company’s financial strength and flexibility was recognized with investment-grade ratings by Standard & Poor’s Financial Services LLC and Fitch Ratings, Inc. The Company is committed to maintaining investment-grade ratings through the business cycle.

Cash capital expenditures in the first quarter were $108 million, including $28 million invested in the purchase of two replacement ships to transport aggregates from the Company’s high-volume quarry in Mexico, new site development and other growth opportunities. For the full year, core capital expenditures, excluding acquisitions and internal growth capital investments, are expected to be approximately $275 million.

In the first quarter, the Company returned $50 million to shareholders through dividends and share repurchases.

May 3, 2016

FOR IMMEDIATE RELEASE

Demand and Earnings Outlook

Regarding the Company’s earnings outlook for 2016, Mr. Hill stated, “The strong fundamentals of our aggregates-focused business and the execution of our teams led to strong earnings growth in 2015 and to a fast start in 2016. Our fast start through the first quarter has put us ahead of our original plans and tracking towards the high end of our full year Adjusted EBITDA guidance of $1.0 to $1.1 billion. In addition, we now project full year 2016 aggregates shipments to be 8 to 9 percent higher than 2015 (vs. our prior 7 percent growth estimate). Other management expectations (e.g., aggregates price, gross profit growth and SAG expense) remain consistent with those outlined during our fourth quarter 2015 communications.

Mr. Hill concluded, “Our early 2016 results and full year outlook align well with our longer range market expectations and performance goals. Since the beginning of this recovery in the second half of 2013, our teams’ efforts have resulted in trailing twelve months aggregates gross profit increasing nearly $480 million on a 44 million tons increase in annualized shipments. We remain on track to deliver further gains in profitability and cash flow as the recovery moves forward. I’m very pleased with the way our people have executed, and I’m proud of their commitment to continuous improvement in safety, customer service, and operating efficiency.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CDT on May 3, 2016. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties in the U.S. may also access the teleconference live by calling 888-427-9419 approximately 10 minutes before the scheduled start. International participants can dial 719-325-2393. The conference ID is 9719747. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, and a major producer of other construction materials.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

May 3, 2016

FOR IMMEDIATE RELEASE

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; changes in Vulcan’s effective tax rate that can adversely impact results; the increasing reliance on information technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event such infrastructure does not work as intended or experiences technical difficulties or is subjected to cyber attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the potential of goodwill or long-lived asset impairment; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A

Vulcan Materials Company

and Subsidiary Companies

(in thousands, except per share data)

	Three Months Ended
Consolidated Statements of Earnings	March 31
(Condensed and unaudited)	2016	2015

Total revenues	$754,728	$631,293
Cost of revenues	590,010	553,428
Gross profit	164,718	77,865
Selling, administrative and general expenses	76,468	66,763
Gain on sale of property, plant & equipment
and businesses	555	6,375
Impairment of long-lived assets	(9,646)	0
Restructuring charges	(320)	(2,818)
Other operating expense, net	(13,918)	(3,900)
Operating earnings	64,921	10,759
Other nonoperating income (expense), net	(694)	979
Interest expense, net	33,732	62,480
Earnings (loss) from continuing operations
before income taxes	30,495	(50,742)
Provision for (benefit from) income taxes	9,764	(14,075)
Earnings (loss) from continuing operations	20,731	(36,667)
Loss on discontinued operations, net of tax	(1,807)	(3,011)
Net earnings (loss)	$18,924	$(39,678)

Basic earnings (loss) per share
Continuing operations	$0.15	$(0.28)
Discontinued operations	$(0.01)	$(0.02)
Net earnings (loss)	$0.14	$(0.30)

Diluted earnings (loss) per share
Continuing operations	$0.15	$(0.28)
Discontinued operations	$(0.01)	$(0.02)
Net earnings (loss)	$0.14	$(0.30)

Weighted-average common shares outstanding
Basic	133,821	132,659
Assuming dilution	135,452	132,659
Cash dividends per share of common stock	$0.20	$0.10
Depreciation, depletion, accretion and amortization	$69,406	$66,723
Effective tax rate from continuing operations	32.0%	27.7%

Table B

Vulcan Materials Company

and Subsidiary Companies

(in thousands)

Consolidated Balance Sheets	March 31	December 31	March 31
(Condensed and unaudited)	2016	2015	2015
Assets
Cash and cash equivalents	$191,886	$284,060	$392,657
Restricted cash	0	1,150	0
Accounts and notes receivable
Accounts and notes receivable, gross	449,538	423,600	375,196
Less: Allowance for doubtful accounts	(5,775)	(5,576)	(5,244)
Accounts and notes receivable, net	443,763	418,024	369,952
Inventories
Finished products	288,891	297,925	285,313
Raw materials	22,160	21,765	21,203
Products in process	1,221	1,008	1,189
Operating supplies and other	25,486	26,375	25,987
Inventories	337,758	347,073	333,692
Current deferred income taxes	0	0	39,881
Prepaid expenses	34,096	34,284	58,483
Total current assets	1,007,503	1,084,591	1,194,665
Investments and long-term receivables	38,895	40,558	41,613
Property, plant & equipment
Property, plant & equipment, cost	6,984,417	6,891,287	6,671,537
Reserve for depreciation, depletion & amortization	(3,786,590)	(3,734,997)	(3,587,444)
Property, plant & equipment, net	3,197,827	3,156,290	3,084,093
Goodwill	3,094,824	3,094,824	3,094,824
Other intangible assets, net	753,372	766,579	764,072
Other noncurrent assets	154,604	158,790	147,258
Total assets	$8,247,025	$8,301,632	$8,326,525
Liabilities
Current maturities of long-term debt	131	130	365,441
Trade payables and accruals	185,653	175,729	157,829
Other current liabilities	170,701	177,620	180,066
Total current liabilities	356,485	353,479	703,336
Long-term debt	1,981,425	1,980,334	1,888,365
Noncurrent deferred income taxes	663,364	681,096	682,849
Deferred revenue	205,892	207,660	212,987
Other noncurrent liabilities	618,806	624,875	678,821
Total liabilities	$3,825,972	$3,847,444	$4,166,358
Equity
Common stock, $1 par value	133,348	133,172	132,660
Capital in excess of par value	2,823,116	2,822,578	2,765,391
Retained earnings	1,584,344	1,618,507	1,418,901
Accumulated other comprehensive loss	(119,755)	(120,069)	(156,785)
Total equity	$4,421,053	$4,454,188	$4,160,167
Total liabilities and equity	$8,247,025	$8,301,632	$8,326,525

Table C

Vulcan Materials Company

and Subsidiary Companies

(in thousands)

	Three Months Ended
Consolidated Statements of Cash Flows	March 31
(Condensed and unaudited)	2016	2015
Operating Activities
Net earnings (loss)	$18,924	($39,678)
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	69,406	66,723
Net gain on sale of property, plant & equipment and businesses	(555)	(6,375)
Contributions to pension plans	(2,343)	(1,447)
Share-based compensation	4,321	4,700
Excess tax benefits from share-based compensation	(21,235)	(7,575)
Deferred tax provision (benefit)	(17,879)	(11,592)
Cost of debt purchase	0	21,734
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	19,668	4,575
Other, net	(27,450)	(11,911)
Net cash provided by operating activities	$42,857	$19,154
Investing Activities
Purchases of property, plant & equipment	(108,284)	(49,611)
Proceeds from sale of property, plant & equipment	1,086	2,354
Payment for businesses acquired, net of acquired cash	(1,611)	0
Decrease in restricted cash	1,150	0
Other, net	1,549	(334)
Net cash used for investing activities	$(106,110)	($(47,591)
Financing Activities
Payments of current maturities and long-term debt	(5)	(145,918)
Proceeds from issuance of long-term debt	0	400,000
Purchases of common stock	(23,433)	0
Dividends paid	(26,718)	(13,253)
Proceeds from exercise of stock options	0	31,416
Excess tax benefits from share-based compensation	21,235	7,575
Other, net	0	1
Net cash provided by (used for) financing activities	$(28,921)	$279,821
Net increase (decrease) in cash and cash equivalents	(92,174)	251,384
Cash and cash equivalents at beginning of year	284,060	141,273
Cash and cash equivalents at end of period	$191,886	$392,657

Table D

Segment Financial Data and Unit Shipments

(in thousands, except per unit data)

	Three Months Ended
	March 31
	2016	2015

Total Revenues
Aggregates [1]	$634,868	$503,509
Asphalt Mix [2]	89,099	103,071
Concrete [2]	70,397	59,789
Calcium [3]	1,910	1,855
Segment sales	$796,274	$668,224
Aggregates intersegment sales	(41,546)	(36,931)
Total revenues	$754,728	$631,293

Gross Profit
Aggregates	$148,383	$67,665
Asphalt Mix [2]	12,214	8,818
Concrete [2]	3,477	810
Calcium [3]	644	572
Total	$164,718	$77,865

Depreciation, Depletion, Accretion and Amortization
Aggregates	$57,511	$55,515
Asphalt Mix [2]	4,232	3,909
Concrete [2]	2,981	2,728
Calcium [3]	183	162
Other	4,499	4,409
Total	$69,406	$66,723

Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [4]	$486,917	$379,880
Aggregates - tons	39,206	33,504
Freight-adjusted sales price [5]	$12.42	$11.34

Other Products
Asphalt Mix - tons	1,699	1,768
Asphalt Mix - sales price	$52.04	$53.13

Ready-mixed concrete - cubic yards	648	573
Ready-mixed concrete - sales price	$108.58	$104.25

Calcium - tons	72	67
Calcium - sales price	$26.47	$26.61

[1]	Includes crushed stone, sand and gravel, sand, other aggregates, as well as freight, delivery and transportation revenues, and other revenues related to services.
[2]	In January 2015, we exchanged our California ready-mixed concrete operations for 13 asphalt mix plants, primarily in Arizona.
[3]	Includes cement and calcium products.
[4]	Freight-adjusted revenues are Aggregates segment sales excluding freight, delivery and transportation revenues, and other revenues related to services, such as landfill tipping fees that are derived from our aggregates business.
[5]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1.	Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows is summarized below:

(in thousands)

		Three Months Ended
		March 31
	2016	2015

Cash Payments
Interest (exclusive of amount capitalized)	$2,715	$21,869
Income taxes	6,486	2,062

Noncash Investing and Financing Activities
Accrued liabilities for purchases of property, plant & equipment	25,880	13,340
Accrued liabilities for common stock purchases	3,164	0
Amounts referable to business acquisitions
Fair value of noncash assets and liabilities exchanged	0	20,000

2.	Reconciliation of Non-GAAP Measures

Gross profit margin excluding freight and delivery revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. Likewise, we believe that this presentation is consistent with the basis by which investors analyze our operating results considering that freight and delivery services represent pass-through activities. Reconciliation of this metric to its nearest GAAP measure is presented below:

Gross Profit Margin in Accordance with GAAP

(dollars in thousands)

	Three Months Ended
	March 31
	2016	2015

Gross profit	$164,718	$77,865
Total revenues	$754,728	$631,293
Gross profit margin	21.8%	12.3%

Gross Profit Margin Excluding Freight and Delivery Revenues

(dollars in thousands)

	Three Months Ended
	March 31
	2016	2015

Gross profit	$164,718	$77,865
Total revenues	$754,728	$631,293
Freight and delivery revenues [1]	121,211	106,372
Total revenues excluding freight and delivery revenues	$633,517	$524,921
Gross profit margin excluding freight and delivery revenues	26.0%	14.8%

[1]	Includes freight to remote distributions sites.

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

Aggregates segment gross profit margin as a percentage of freight-adjusted revenues is not a GAAP measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is meaningful to our investors as it excludes freight, delivery and transportation revenues which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Incremental gross profit as a percentage of freight-adjusted revenues represents the year-over-year change in gross profit divided by the year-over-year change in freight-adjusted revenues. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Aggregates Segment Gross Profit Margin in Accordance with GAAP

(dollars in thousands)

	Three Months Ended
	March 31
	2016	2015
Aggregates segment
Gross profit	$148,383	$67,665
Segment sales	$634,868	$503,509
Gross profit margin	23.4%	13.4%
Incremental gross profit margin	61.4%

Aggregates Segment Gross Profit as a Percentage of Freight-Adjusted Revenues

(dollars in thousands)

	Three Months Ended
	March 31
	2016	2015
Aggregates segment
Gross profit	$148,383	$67,665
Segment sales	$634,868	$503,509
Less
Freight, delivery and transportation revenues [1]	$143,750	$117,398
Other revenues	4,201	6,231
Freight-adjusted revenues	$486,917	$379,880

Gross profit as a percentage of freight-adjusted revenues	30.5%	17.8%
Incremental gross profit as a percentage of freight-adjusted revenues	75.4%

[1]	At the segment level, freight, delivery and transportation revenues include intersegment freight & delivery revenues, which are eliminated at the

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Aggregates segment cash gross profit" and "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA). Thus, Aggregates segment cash gross profit and EBITDA should not be considered as alternatives to earnings measures defined by GAAP. We present these metrics for the convenience of investment professionals who use such metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance.  The investment community often uses these metrics as indicators to assess the operating performance of a company's businesses. We use Aggregates segment cash gross profit and EBITDA to assess the operating performance of our various business units and the consolidated company. Additionally, we adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period. We do not use these metrics as a measure to allocate resources. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Aggregates Segment Cash Gross Profit

Aggregates segment cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization (DDA&A) to Aggregates segment gross profit.

(in thousands)

	Three Months Ended
	March 31
	2016	2015
Aggregates segment
Gross profit	$148,383	$67,665
DDA&A	57,511	55,515
Aggregates segment cash gross profit	$205,894	$123,180
Unit shipments - tons	39,206	33,504
Aggregates segment cash gross profit per ton	$5.25	$3.68

Appendix 4

Reconciliation of Non-GAAP Measures (Continued)

EBITDA and Adjusted EBITDA

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization and excludes discontinued operations.  We adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period.

(in thousands)

	Three Months Ended
	March 31
	2016	2015

Reconciliation of Net Earnings to EBITDA

Net earnings (loss)	$18,924	($39,678)
Provision for (benefit from) income taxes	9,764	(14,075)
Interest expense, net	33,732	62,480
Loss on discontinued operations, net of tax	1,807	3,011
EBIT	$64,227	$11,738
Depreciation, depletion, accretion and amortization	69,406	66,723
EBITDA	$133,633	$78,461

Adjusted EBITDA and Adjusted EBIT

EBITDA	$133,633	$78,461
Gain on sale of real estate and businesses	0	(5,886)
Charges associated with acquisitions and divestitures	12,282	2,429
Asset impairment	9,646	0
Restructuring charges	320	2,818
Adjusted EBITDA	$155,881	$77,822
Depreciation, depletion, accretion and amortization	(69,406)	(66,723)
Adjusted EBIT	$86,475	$11,099